UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 13G
(RULE 13d - 102)

Information to be included in statements filed pursuant
to Rules 13d-1(b), (c) and (d) and amendments thereto filed
pursuant to 13d-2(b)

(AMENDMENT NO. 1)*

Horizon Lines, Inc.
(Name of Issuer)

Class A Common Stock
(Title of Class of Securities)

44044K101
(CUSIP Number)

November 24, 2014
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule
pursuant to which this Schedule is filed:

[ ]        Rule 13d-1(b)
[x]        Rule 13d-1(c)
[ ]        Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on the Following Pages)

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

TCM MPS Series Fund LP – Partners Series

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [x]
(b) [ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

0

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.0%

12.	TYPE OF REPORTING PERSON

PN

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

TCM MPS Series Fund LP – Crossways Series

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [x]
(b) [ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

0

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.0%

12.	TYPE OF REPORTING PERSON

PN

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

TCM Spectrum Fund LP

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [x]
(b) [ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

0

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.0%

12.	TYPE OF REPORTING PERSON

PN

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Troob Capital Management LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [x]
(b) [ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

0

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.0%

12.	TYPE OF REPORTING PERSON

OO

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Douglas M. Troob

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [x]
(b) [ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

0

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.0%

12.	TYPE OF REPORTING PERSON

IN, HC

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Peter J. Troob

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [x]
(b) [ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

0

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.0%

12.	TYPE OF REPORTING PERSON

IN, HC

This statement is filed with respect to the shares of Common Stock (as defined below) beneficially owned by the Reporting Persons (as defined below) as of the date hereof.

ITEM 1(a).      NAME OF ISSUER:

Horizon Lines, Inc.  (“Issuer”)

ITEM 1(b).      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                4064 Colony Road, Suite 200
Charlotte, North Carolina 28211

ITEM 2(a).      NAME OF PERSON FILING:

The names of the persons filing this statement on Schedule 13G are (collectively, the “Reporting Persons”):

•	TCM MPS Series Fund LP – Partners Series (the “PS Fund”),

•	TCM MPS Series Fund LP – Crossways Series (the “Crossways Fund”),

•	TCM Spectrum Fund LP (the “Spectrum Fund”),

•	Troob Capital Management LLC (“Management LLC”),

•	Douglas M. Troob and

•	Peter J. Troob.

                Management LLC is the general partner of each of the PS Fund, the Crossways Fund and the Spectrum Fund.  Douglas Troob and Peter Troob are the managing members of Management LLC.

ITEM 2(b).      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

The principal business address for each of the PS Fund, Crossways Fund, the Spectrum Fund, Management LLC, Douglas Troob and Peter Troob is 777 Westchester Avenue, Suite 203, White Plains, New York 10604.

ITEM 2(c).      CITIZENSHIP:

Each of PS Fund, Crossways Fund and Spectrum Fund is a Delaware limited partnership.

Management LLC is a Delaware limited liability company.

Each of Douglas Troob and Peter Troob is a citizen of the United States.

ITEM 2(d).      TITLE OF CLASS OF SECURITIES:

       Class A Common Stock, par value $.01 per share (the “Common Stock”)

ITEM 2(e).      CUSIP NUMBER:

         44044K101

ITEM 3.   IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D 1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

(a)	[ ]	Broker or dealer registered under Section 15 of the Exchange Act.

(b)	[ ]	Bank as defined in Section 3(a)(6) of the Exchange Act.

(c)	[ ]	Insurance company defined in Section 3(a)(19) of the Exchange Act.

(d)	[ ]	Investment company registered under Section 8 of the Investment Company Act.

(e)	[ ]	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

(f)	[ ]	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

(g)	[ ]	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

(h)	[ ]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

(i)	[ ]	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

(j)	[ ]	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box [x]

ITEM 4.         OWNERSHIP.

        As of the date hereof, the Reporting Persons no longer beneficially own any shares of Common Stock.

ITEM 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

        If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER  PERSON.

        Not applicable.

ITEM 7.        IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
                      ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                      COMPANY.

        Not applicable.

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

        See Exhibit B attached hereto.

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP.

        Not applicable.

ITEM 10.     CERTIFICATION.

By signing below the undersigned certifies that, to the best of its or his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE
        After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete, and correct.

Dated:  November 26, 2014

TCM MPS SERIES FUND LP – PARTNERS SERIES
By: Troob Capital Management LLC
As General Partner

By:  /s/ Douglas M. Troob
            Douglas M. Troob, Managing Member

TCM MPS SERIES FUND LP – CROSSWAYS SERIES
By: Troob Capital Management LLC
As General Partner

By: /s/ Douglas M. Troob
           Douglas M. Troob, Managing Member

TCM SPECTRUM FUND LP
By: Troob Capital Management LLC
As General Partner

By: /s/ Douglas M. Troob
           Douglas M. Troob, Managing Member

TROOB CAPITAL MANAGEMENT LLC

By: /s/ Douglas M. Troob
           Douglas M. Troob, Managing Member

/s/ Douglas M. Troob
     Douglas M. Troob

/s/ Peter J. Troob
     Peter J. Troob

EXHIBIT A
JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G with respect to the Common Stock of Horizon Lines, Inc. dated as of March 14, 2014 is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: November 26, 2014

TCM MPS SERIES FUND LP – PARTNERS SERIES
By: Troob Capital Management LLC
As General Partner

By: /s/ Douglas M. Troob
           Douglas M. Troob, Managing Member

TCM MPS SERIES FUND LP – CROSSWAYS SERIES
By: Troob Capital Management LLC
As General Partner

By: /s/ Douglas M. Troob
           Douglas M. Troob, Managing Member

TCM SPECTRUM FUND LP
By: Troob Capital Management LLC
As General Partner

By: /s/ Douglas M. Troob
           Douglas M. Troob, Managing Member

TROOB CAPITAL MANAGEMENT LLC

By: /s/ Douglas M. Troob
           Douglas M. Troob, Managing Member

/s/ Douglas M. Troob
     Douglas M. Troob

/s/ Peter J. Troob
     Peter J. Troob

EXHIBIT B

IDENTIFICATION OF MEMBERS OF THE GROUP

TCM MPS Series Fund LP – Partners Series
TCM MPS Series Fund LP – Crossways Series
TCM Spectrum Fund LP
Troob Capital Management LLC
Douglas M. Troob
Peter J. Troob